UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549



                                FORM 8-K


                             CURRENT REPORT


                  Pursuant to Section 13 or 15(d) of
                  the Securities Exchange Act of 1934


                   Date of Report: September 29, 1997
                    (Date of earliest event reported)


                NATIONAL WESTERN LIFE INSURANCE COMPANY
         (Exact Name of Registrant as Specified in Its Charter)


                                Colorado
             (State or Other Jurisdiction of Incorporation)


      2-17039                                84-0467208
(Commission File Number)       (I.R.S. Employer Identification Number)


            850 East Anderson Lane, Austin, Texas 78752-1602
         (Address of Principal Executive Offices and Zip Code)


                             (512) 836-1010
          (Registrant's Telephone Number, Including Area Code)





Item 5.  Other Events

National Western Life Insurance Company, Austin, Texas announced today that the United States Bankruptcy Court, Southern District of Texas, Houston, Texas, on September 29, 1997, entered an order approving claims in the amount of $56,173,000 against The Westcap Corporation and its wholly owned subsidiary Westcap Enterprises, Inc., both of Houston, Texas. The claims were filed by the Board of Trustees of Community College
District  No. 508,  County of  Cook,  State of  Illinois.   The  Westcap
Corporation and Westcap Enterprises, Inc. are considering an appeal of this order.

While The Westcap Corporation is a wholly owned brokerage subsidiary of National Western Life Insurance Company, National Western is not a party to the order or the bankruptcy proceeding, and the order of the Bankruptcy
Court  does  not have  any  direct effect  upon  National Western.    As
previously reported, effective July 17, 1995, The Westcap Corporation discontinued all sales and trading activities in its Houston, Texas, office, and in September 1995, Westcap approved a plan to close its remaining sales offices and to cease all brokerage operations.

As previously reported, National Western's investment in Westcap was written off during 1995. National Western made an additional $1,000,000 cash infusion to Westcap for operational expenses incurred during Westcap's bankruptcy, with such cash infusion to be credited against any future settlement or litigation recovery related to any Westcap alleged claims against National Western. This funding was approved by the Bankruptcy Court on February 21, 1997, and the funds were transferred by National Western to Westcap on March 18, 1997.

As previously reported, National Western has agreed to participate in the Westcap plan of reorganization by the contribution of $5,000,000 of cash and $5,000,000 of income producing real estate properties in exchange for a complete settlement and release of any claims by Westcap against National Western and a continuing equity interest in the reorganized entity. This reorganization plan is pending and subject to approval by Westcap's creditors and the Bankruptcy Court. The Creditors' Committee, the debtor Westcap, and National Western continue to discuss possible settlement of all claims by the creditors of Westcap and the claims by Westcap against National Western. No prediction can be made at this time as to the outcome of such settlement discussions.




                               Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                National Western Life Insurance Company
                                          (Registrant)


Date:     October 6, 1997       By: /S/ Ross R. Moody
                                    Ross R. Moody
                                    President and
                                    Chief Operating Officer